EXHIBIT 7

SECURITY TRANSFER AGREEMENT

This Security Transfer Agreement (the “Agreement”) is made and entered into as of this 9th day of April, 2025, by and among (i) Spotitearly, Inc., a Delaware corporation (the “Company”), (ii) the securityholders of SpotItEarly Ltd. listed in Exhibit A attached hereto (each a “Securityholder”, and together the “Securityholders”), and (iii) SpotItEarly Ltd., a company incorporated under the laws of the State of Israel (“SpotItEarly ISR”).

RECITALS

WHEREAS, it is the intention of SpotItEarly ISR and the Securityholders to reorganize its corporate structure, by way of an exchange of all issued and outstanding shares of SpotItEarly ISR held by the Securityholders solely in exchange for shares of capital stock of the Company, in accordance, among others, with the requirements of section 104B of the Israel Income Tax Ordinance [New Version], 1961 and the regulations promulgated thereunder (respectively “Section 104B” and the “Income Tax Ordinance”) and thereby causing SpotItEarly ISR to become a wholly owned subsidiary of the Company (the “Reorganization”);

WHEREAS, the entire issued and outstanding share capital of SpotItEarly ISR, as of immediately prior to the consummation of the exchange of the shares contemplated by this Agreement, consists of 8,684,618 Ordinary Shares of SpotItEarly ISR, having no par value, 3,401,794, series Seed Preferred Shares, having no par value of SpotItEarly ISR, 4,903,357 series Seed-1 Preferred Shares, having no par value of SpotItEarly ISR, all of which are held by the Securityholders (collectively, the “ISR Shares”);

WHEREAS, prior to the date hereof, SpotItEarly ISR has executed with each SAFE holder listed in Exhibit A (each, a “SAFE Holder” and collectively, the “SAFE Holders”) certain SAFE agreements (collectively, the “SAFEs” and together with the ISR Shares, “Transferred Securities”) reflecting the investment amount provided by such SAFE Holder to SpotItEarly ISR in such amount as set forth opposite its name in Exhibit A, which are convertible to certain securities of SpotItEarly ISR, pursuant to the terms and conditions set forth in the SAFEs;

WHEREAS, each Securityholder wishes to transfer all of its/his/her (i) ISR Shares as held by such Securityholder on the Exchange Effective Date (as defined below), in exchange for, and the Company has agreed to issue to the Securityholders, such number of shares of Common Stock or series of Preferred Stock of the Company, set forth opposite such Securityholder’s name on Exhibit A (collectively, the “New Shares”), (ii) SAFE, along with all of such rights, titles and interests in such SAFE as held by such Securityholder on the Exchange Effective Date (as defined below), in exchange for, and the Company has agreed to issue to such Securityholder, a substantially similar rights of SAFE issued by the Company, set forth opposite such Securityholder’s name on Exhibit A (the “New SAFE” and together with the New Shares, “New Securities”), all pursuant to the terms and conditions of this Agreement. The transfer of Transferred Securities to the Company in exchange for the issuance of the New Securities, shall be collectively referred to herein as the “Exchange”;

WHEREAS, the Securityholders intend for the transactions contemplated by this Agreement to qualify for a tax deferral for Israeli tax purposes pursuant to the provisions of Section 104B of Income Tax Ordinance; and

WHEREAS, SpotItEarly ISR and the Securityhoders have applied for a tax ruling from the Israeli Tax Authority concerning the Israeli tax consequences arising from the Exchange, in the from attached hereto as Exhibit B (the “Tax Ruling”).

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and agreements made herein, the parties hereby agree as follows:

1.Effective Date and Acceptance of the offer by SpotItEarly ISR.

1.1.Each Securityholder agrees that the closing of the Exchange , shall become effective on the first business day subject to and following the fulfillment of all the conditions set forth in Section 8 hereof, by electronic exchange of documents, or at such other time, place and date as shall be agreed upon between the Company and the holders of the majority of ISR Shares (the “Exchange Effective Date” and “Securityholders Majority” respectively).

1.2.Each Securityholder acknowledges that this Agreement is entered as part of the Reorganization and that in order to affect such Reorganization and as a condition thereto this Agreement shall be executed by all Securityholders of SpotItEarly ISR.

2.Transfer and Exchange of the Shares.

2.1.On and as of the Exchange Effective Date, each Securityholder shall transfer, exchange, assign and deliver all of his/her Transferred Securities to the Company, together with any and all rights, titles and interests which such Securityholder may have with respect thereto, in consideration for the issuance and grant by the Company to such Securityholder of such number of shares of Common Stock or series of Preferred Stock of the Company, set forth opposite such Securityholder’s name on Exhibit A and with respect to SAFE Holders, in consideration for the issuance by the Company to such Securityholder of the New SAFEs.

3.Closing; Deliverables.

3.1.Transactions at the Exchange Effective Date. On or prior to the Exchange Effective Date, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.1.1.the Company shall:

a.have adopted and filed with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation in the form of Schedule 3.1.1(a)(1) attached to this Agreement (the “Restated Certificate”). The Company shall provide to each Securityholder a copy of the Restated Certificate duly stamped to indicate filing with, and acceptance by, the Secretary of State of the State of Delaware, and a copy of the Bylaws of the Company in the form attached hereto as Schedule 3.1.1(a)(2).

b.issue stock certificate(s), in the form attached hereto as Schedule 3.1.1(b)(1), evidencing each Securityholder’s ownership of the New Shares as set forth opposite such Securityholder’s name on Exhibit A together with a stock ledger in the form attached hereto as Schedule 3.1.1(b)(2), which shall be delivered to the Trustee (as defined below);

c.deliver to the applicable Securityholders a copy of the executed New SAFEs, as indicated in Exhibit A attached hereto.

3.1.2.Each Securityholder shall execute and deliver to the Company a share transfer deed, in the form attached hereto as Schedule 3.1.1.d(a), effecting the transfer of the ISR Shares to the Company.

3.1.3.SpotItEarly ISR shall make the relevant entries with respect to the Exchange in its shareholders’ register

3.1.4.In addition to the foregoing, at or prior to the Exchange Effective Date, each Securityholder, SpotItEarly ISR and the Company shall take such actions and execute such additional documents, certificates and instruments and take such other steps as shall be reasonably necessary or desirable to consummate more fully such Exchange expeditiously, and shall take such actions following the Exchange Effective Date as may be reasonably necessary or appropriate in furtherance of the agreements and covenants contained herein.

4.Effect of Exchange.

4.1.Each Securityholder acknowledges and agrees that the issuance of New Securities in the amount, class and type as set forth in this Agreement, constitute adequate, sufficient and final consideration for the transfer of his/her Transferred Securities and such Securityholders are not entitled to receive any additional consideration, in cash, securities or otherwise with respect thereto.

4.2.Upon Exchange Effective Date, subject to the issuance of the New Securities in accordance with the terms of this Agreement, each Securityholder forfeits all rights, preferences, privileges and obligations incident or related to its ownership and/or rights of its/his/her shares and/or SAFEs and/or other equity securities of SpotItEarly ISR which rights, preferences, privileges and obligations shall automatically terminate thereupon and any share certificate related to shares of SpotItEarly ISR issued in the name of any Securityholder, which is not surrendered in accordance with this Agreement, if any, shall be deemed void and canceled concurrently with the issuance of the New Securities.

4.3. Accordingly if, at any time commencing the Exchange Effective Date and ending on the earlier of (i) immediately prior to the consummation of the equity financing of the Company against the issuance of the Company’s capital stock, or (ii) immediately prior to the consummation of a Deemed Liquidation Event (following which the Securityholders do not hold shares of the Company), or an IPO (as such terms are defined in the Restated Certificate), it becomes apparent that the Exchange, adoption of the Restated Certificate or the execution of any other document executed and delivered in connection with the Exchange under this Agreement (the “Transaction Documents”) resulted in a substantial disparity of any rights, preferences, privileges and obligations incidental or related to any class of ISR Shares or personal or named rights of Securityholder or group of Securityholders as set forth in SpotItEarly ISR’s Articles of Association as in effect immediately prior to the Exchange Effective Date (the “Articles”), or other document to which SpotItEarly ISR is a party, as in effect immediately prior to the Exchange Effective Date and which confer such rights on such Securityholder or group of Securityholders, in each case, in comparison to the corresponding rights, preferences, privileges and obligations incidental or related to, or are otherwise not attached to, the corresponding class of New Securities or Securityholder or group of Securityholders, as set forth in the Restated Certificate, the Transaction Documents or other document to which the Company is a party and which confer such rights on such Securityholder or group of Securityholders, then, at the request of any Securityholder adversely affected by such disparity, each of Company and the Securityholders hereby agree to take such actions, including to vote, or cause to be voted all New Securities owned by such Securityholder, as shall be reasonably necessary to ensure the amendment of the Restated Certificate, the Transaction Documents, or other document to which the Company is a party and which confer such rights on such Securityholder or group of Securityholders, as the case may be, in order to remedy the disparity in said rights, preferences, privileges and obligations mutatis mutandis, and subject to any applicable law. Notwithstanding the above, Securityholders holding a majority of the class of shares whose rights were adversely affected by said disparity may elect to waive the amendment of the Restated Certificate and/or the Transaction Documents, and/or other document to which the Company is a party and which confer such rights on such Securityholder or group of Securityholders, which waiver shall be binding upon all Securityholders, provided however that a disparity adversely affecting a specific Securityholder or group of Securityholders in a different manner than the effect on other Securityholder(s) (except for a different manner resulting solely from the number of securities held by each Securityholder), then such waiver shall also require the written consent of Securityholder or group of Securityholders.

4.4.On  the Exchange Effective Date, all then outstanding options to purchase Ordinary Shares of SpotItEarly ISR (“ISR Ordinary Shares”) previously granted to SpotItEarly ISR’s (or it affiliates’) employees and consultants (respectively, the “Options” and the “Options Holders”) pursuant to SpotItEarly ISR’s 2021 Share Option Plan (the “Plan”) shall be exchanged for options to purchase shares of Common Stock of the Company (the “Company Options”), and the Options shall terminate and be of no further force and effect. The number of Common Stock of the Company subject to each Company Option shall be equal to the number of ISR Ordinary Shares subject to the corresponding Option for which such Company Option was exchanged. The exercise price per share of each Company Option shall be equal to the exercise price per share of the corresponding Option for which such Company Option was exchanged.  Immediately after the Exchange Effective Date, each Company Option shall be subject to the same terms and conditions as applied to the corresponding Option for which such Company Option was exchanged (including expiration date), subject to any conforming changes determined by Company to be necessary or desirable to reflect the Reorganization, to reflect the foregoing. Company shall adopt a new equity incentive plan (“Company’s Plan”) on substantially the same terms and conditions as the Plan, subject to any conforming changes necessary or desirable to reflect the Reorganization. The Company shall issue notices and/or new award agreements to the Options Holders confirming the exchange of the Options for Company Options on the terms set forth herein. The exchange of the Options for Israeli Option Holders shall be made in accordance with the terms and conditions of the Tax Ruling.

4.5.For the avoidance of doubt, the Exchange will not result in, or be construed to constitute, a grant or assignment of Intellectual Property Rights by SpotItEarly ISR to the Company. “Intellectual Property Rights” shall mean patent rights, copyrights, trademark rights and any and all other intellectual property rights in inventions, improvements, designs, ideas, concepts, innovations, designs, original works of authorship, formulas, concepts, techniques, know how, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets; each of the above whether or not patentable, copyrightable or protectable as trade secrets, irrespective of whether it has been registered in a patent, copyright, trademark or other form, and irrespective of whether it constitutes a commercial or professional secret.

5.Securityholders’ Representations, Warranties and Covenants.

Each Securityholder represents and warrants, severally, to the Company, as of the date hereof and as of the Exchange Effective Date, and acknowledges that the Company is entering into this Agreement in reliance thereon, that:

5.1.The respective numbers of New Securities of the Company issued to each Securityholder hereunder constitute the exclusive, final and maximal number of New Securities of the Company that such holder is entitled to receive under this Agreement and the transactions contemplated herein. Such Securityholder acknowledges that as of the Exchange Effective Date, the rights, preferences, privileges and obligations attached to the New Securities shall be as set forth in the Restated Certificate and the By-Laws of the Company, as each may be amended from time to time.

5.2.Each Securityholder has good and marketable title to its Transferred Securities, and such holder is the sole beneficial record owner of such Transferred Securities.

5.3.Each Securityholder has all required legal and corporate power and authority to (i) execute and deliver this Agreement (including all schedules and exhibits hereto), (ii) sell, convey, transfer and assign its Transferred Securities to the Company, and (iii) carry out and perform his/her/its obligations under the terms of this Agreement and the transactions contemplated herein. All actions on the part of such Securityholder necessary for the authorization, execution, delivery and performance of this Agreement (including all schedules and exhibits hereto) and the obligations hereunder have been duly taken and shall be in full force and effect as of the Exchange Effective Date.

5.4.This Agreement has been duly executed and delivered by each Securityholder, and constitutes a legal, valid and binding obligation of and with respect to each Securityholder, enforceable against each Securityholder in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The Exchange with respect to such Securityholder's rights does not require the consent, approval of any third party or filing with any authority and is not subject to any third party right.

5.5.Each Securityholder confirms that it has the required experience and knowledge and is capable of evaluating and understanding the risks vested in the contemplated Exchange and those potentially associated with the transactions contemplated under this Agreement including any tax implications of the Company, SpotItEarly ISR and of the Securityholders.

5.6.Each Securityholder represents that (i) it has diligently reviewed and/or is familiar with the provisions of Section 104B of the Income Tax Ordinance, and (ii) it intends for the transactions contemplated by this Agreement to qualify for a tax deferral pursuant to Section 104B of the Income Tax Ordinance, and irrevocably agrees to be obligated by and to comply with any and all of the restrictions provided under Section 104B of the Income Tax Ordinance and the Tax Ruling, as may be amended from time to time.

5.7.Each Securityholder agrees and undertakes to take such actions or to refrain from taking such actions, and to execute such documents as may be reasonably requested by SpotItEarly ISR and/or the Company and/or any other Securityholder from time to time in order for the transactions contemplated by this Agreement to qualify for a tax deferral pursuant to Section 104B of the Income Tax Ordinance and the Tax Ruling.

5.8.Each Securityholder acknowledges and agrees that (i) in accordance and compliance with the Tax Ruling, the New Securities and the ISR Shares that the Company holds in SpotItEarly ISR as contemplated by this Agreement shall be held in trust in accordance with Section 9 hereof and as required by the Tax Ruling, pursuant to a Trust Agreement (as defined below) to be executed by and among the Securityholders, the Company and the Trustee as required in the Tax Ruling; and (ii) the Trustee shall hold the New Securities and the ISR Shares of the Company in SpotItEarly ISR in trust to ensure compliance with Section 104B of the Income Tax Ordinance and the Tax Ruling.

5.9.Each Securityholder agrees not to transfer, assign, encumber or otherwise dispose of any of its New Securities  unless the sale, transfer, assignment, encumbrance or other disposition is in compliance with the provisions of Section 104B of the Income Tax Ordinance and the Tax Ruling, all as may be amended from time to time.

5.10.Each Securityholder shall bear his/her/its own expenses, with respect to the transactions contemplated hereby. Without derogating from the foregoing, each Securityholder alone will be responsible for the filing of any tax returns or other filings required by the applicable taxing authority (if any).

5.11.Each Securityholder hereby acknowledges, confirms and agrees that any and all title, interest and right, of any type or nature whatsoever, in any Intellectual Property Rights, as defined below, of SpotItEarly ISR shall in accordance with the Tax Ruling remain the sole and exclusive property of SpotItEarly ISR for all intents and purposes.

6.Company Representations and Covenants.

The Company represents and warrants as of the date hereof and as of the Exchange Effective Date that:

6.1.The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company has and will have on the Exchange Effective Date the corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement. All corporate actions on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and the obligations hereunder have been taken. This Agreement has been duly executed and delivered by the Company and constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

6.2.Upon their issuance in accordance with the terms of this Agreement, and subject to the truth and accuracy of each of the Securityholder’s representations in Section 5, the New Shares shall be duly authorized, validly issued, fully paid, non-assessable, and having the rights and privileges set forth in the Restated Certificate and the By-Laws of the Company, as amended from time to time.

6.3.The authorized share capital of the Company is or will be on the date of the Exchange Effective Date as set forth in the Restated Certificate and such number of issued and outstanding shares of each class as set forth in the capitalization table appended as Schedule 6.3 attached hereto (the “Company Capitalization Table") will immediately following the Exchange Effective Date be issued and outstanding. Effective as of the Exchange Effective Date, the issued and outstanding shares of the Company, will be owned by and registered in the names or held by the Trustee (unless an approval, certificate or other instructions were received from the Israel Tax Authority with respect to such holding by the Trustee), for the benefit of, such security holders, and in such numbers as specified in the Company Capitalization Table. As of the date of signing hereof and immediately following the Exchange Effective Date, there will be no outstanding share capital, options, warrants, rights (including conversion, preemptive rights, rights of first refusal or similar rights) or agreements for the purchase from the Company of any of its share capital, or any securities convertible into or exchangeable for shares of the Company (whether now or hereinafter authorized or issued), or that could require the Company to issue, sell, transfer or otherwise cause the Company to issue any of Company capital stock or securities convertible or exercisable into shares thereof, all other than as set forth in the Company Capitalization Table, the Restated Certificate and other organizational documents of the Company.

6.4.The Company (i) has diligently reviewed and is familiar with the provisions of Section 104B and any related terms and provisions of the Income Tax Ordinance; (ii) it intends for the transaction contemplated by this Agreement to qualify for a tax deferral pursuant to Section 104B of the Income Tax Ordinance; and (iii) it irrevocably agrees to be obligated by and to comply with any and all of the restrictions provided under Section 104B of the Income Tax Ordinance and the Tax Ruling.

6.5.The Company agrees and undertakes (a) to execute such documents as may be reasonably required in order for the transactions contemplated by this Agreement to qualify for a tax deferral pursuant to Section 104B of the Income Tax Ordinance and the Tax Ruling; and (b) not to transfer, assign, encumber or otherwise dispose of any of the ISR Shares transferred to it under this Agreement not in compliance with the Tax Ruling and Section 104B of the Income Tax Ordinance.

7.SpotItEarly ISR Representations and Covenants.

SpotItEarly ISR represents and warrants as of the date hereof and as of the Exchange Effective Date that:

7.1.SpotItEarly ISR is a private company with limited liability duly organized and existing under the laws of the State of Israel. All corporate actions on the part of the SpotItEarly ISR necessary for the authorization, execution and performance of this Agreement and the obligations hereunder have been taken. This Agreement constitutes a valid and binding obligation of SpotItEarly ISR, enforceable in accordance with its terms.

7.2.The issued and outstanding share capital of SpotItEarly ISR on a fully diluted basis, as of immediately prior to the Exchange Effective Date, will be as set forth in the capitalization table attached hereto as Schedule 7.2 hereto (the “SpotItEarly ISR Capitalization Table”).  There are no outstanding share capital, options, warrants, rights (including conversion, preemptive rights, rights of first refusal or similar rights) or agreements for the purchase from SpotItEarly ISR of any of its share capital, or any securities convertible into or exchangeable for shares of SpotItEarly ISR (whether now or hereinafter authorized or issued), or that could require SpotItEarly ISR to issue, sell, transfer or otherwise cause SpotItEarly ISR to issue any of SpotItEarly ISR’s share capital or securities convertible or exercisable into shares thereof, all other than as set forth in SAFEs, the SpotItEarly ISR Capitalization Table and the Articles.

7.3.The ISR Shares are validly issued and fully paid and are free of any liens or encumbrances created by SpotItEarly ISR; provided, however, that the ISR Shares (or a part of them) may be subject to restrictions on transfer under the Tax Ruling or the provisions of Section 104B of the Israel Tax Ordinance.

7.4.The execution, delivery and performance of this Agreement, and the consummation of the Exchange will not result in any such violation, default, conflict or breach, nor will such consummation constitute, with or without the passage of time and giving of notice, an event that results in (a) the creation of any lien, charge or encumbrance upon any assets of SpotItEarly ISR, or (b) the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to SpotItEarly ISR, its business or operations or any of its assets or properties.

7.5.There is no action, suit, proceeding or investigation pending or, to SpotItEarly ISR’s knowledge, currently threatened against SpotItEarly ISR that questions the validity of this Agreement, or the right of SpotItEarly ISR to enter into such agreements, or to consummate the transactions contemplated hereby or thereby.

8.Conditions to Exchange.

The obligations of each of the Parties hereto to consummate the Exchange are subject to the fulfillment on or before the Exchange Effective Date of the following conditions precedent, any one or more of which may be waived in whole or in part by the applicable Party:

8.1.Representations and Warranties. The representations and warranties made by each Party in this Agreement shall have been true and correct when made and shall be true and correct as of the Exchange Effective Date, as if made on the date thereof.

8.2.Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by each Party at or prior to the Exchange Effective Date shall have been performed or complied with by such Party (as applicable) prior to or at the Exchange Effective Date.

8.3.Delivery of Documents. All of the documents to be delivered by a Party at or prior to the Exchange Effective Date pursuant to Section 3 shall have been executed and delivered to the other Parties, as applicable.

8.4.Tax Ruling. SpotItEarly ISR and the Securityholders have obtained the Tax Ruling, which provides, among others, that subject to the terms therein the Exchange shall not be subject to tax [and all Parties completed and filed all required documents under the Tax Ruling to the Israel Tax Authority].

9.Trustee.

9.1.Notwithstanding anything stated to the contrary herein, the Company and each Securityholder shall deposit the share certificates evidencing the New Securities subject to this Agreement, as well the share certificates evidencing the ISR Shares, with [●] (the “Trustee”) to hold the same in trust for the Securityholders or the Company, as the case may be, in accordance with the requirements of the Tax Ruling, the Income Tax Ordinance and the Trust Agreement to be executed by and between the Company, SpotItEarly ISR, the Securityholders and the Trustee (the “Trust Agreement”), accepting the terms and conditions required in the Tax Ruling in order to execute the Exchange such that the Exchange will comply with the requirements of Section 104B of the Israel Tax Ordinance and the Tax Ruling.

9.2.Any Securities deposited with the Trustee may be released from the trust, subject to the payment of any applicable taxes as determined by the Trustee in accordance with Section 104B of the Israel Tax Ordinance and the Tax Ruling or pursuant to a valid certificate issued by the Israel Tax Authority.

10.General Provisions.

10.1.Each Securityholder releases the Company and SpotItEarly ISR (and any of their respective agents, representatives, affiliates, successors and assigns) from all claims, actions, and proceedings against the Company and SpotItEarly ISR (and any of their respective agents, representatives, affiliates, successors and assigns) with respect to the issuance of the New Securities pursuant hereto, other than claims arising from (i) a breach of the provisions of this Agreement, or (ii) fraud or willful misconduct. Each Securityholder agrees to not bring, support or continue any such claim, action or proceeding against the Company or SpotItEarly ISR (or any of their respective agents, representatives, affiliates, successors and assigns). Each Securityholder hereby agrees to indemnify and hold harmless the Company and/or SpotItEarly ISR against all claims, actions and proceedings which are the subject of this release, and which may be made by any person claiming through, by, on behalf of or under such Securityholder. Each Securityholder has considered the possibility that he/she/it may not now fully know the nature or value of the claims released pursuant to this Agreement. Nevertheless, such Securityholder intends to assume the risk of releasing such unknown claims. It is clarified and acknowledged that nothing herein shall constitute a waiver or otherwise abrogate a Securityholder’s recourse in respect of claims derived from or otherwise relating to the acquisition of the ISR Shares arising from representations and warranties provided to such Securityholder under the agreement governing the purchase of ISR Shares and, for the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the right to sue in connection with any such claims shall not be transferred or forfeited in connection with the Exchange.

10.2.This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any of the Securityholders, without the prior written consent of the Company. Any attempt by any of the Securityholders to assign, transfer, delegate or sublicense any rights, duties or obligations without such permission shall be void. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

10.3.The captions and headings used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

10.4.This Agreement (including its Exhibits and Schedules) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company, SpotItEarly ISR and the Securityholders Majority, provided that, in the event that such amendment, termination or waiver shall have the effect of amending any representation or warranty of a Securityholder, or in any way increasing any Securityholder’s obligations or liabilities hereunder, or in any way amending or derogating from a personal or named right conferred upon a Securityholder or group of Securityholders,  or effecting any Securityholder(s) in a different manner than effecting other Securityholder(s) (except for a different manner resulting solely from the number of securities held by each Securityholder), then such amendment, termination or waiver shall also require the written consent of the affected Securityholders, and provided, further, that such amendment shall cause no default, violation or exception whatsoever from the terms and provisions of the Tax Ruling. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision, unless so expressly stated.

10.5.The warranties, representations and covenants of the Company, SpotItEarly ISR and each Securityholder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, the Exchange and the termination of this Agreement, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Securityholders, SpotItEarly ISR or the Company.

10.6.In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto and especially the requirements of Section 104B of the Israel Tax Ordinance and the Tax Ruling. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, tax and other purposes of such void or unenforceable provision.

10.7.This Agreement and all acts and transactions pursuant hereto, with the exception of the actual transfer of the ISR Shares, and the rights and obligations of the parties hereto shall be governed in all respects by the laws of the State of Delaware (USA), without giving effect to the principles of conflict of laws thereof. The Exchange of the ISR Shares and any limitations or requirements imposed on the Securityholders, SpotItEarly ISR or the Company thereof will be governed by the laws of the State of Israel, without giving effect to the principles of conflict of laws thereof.

10.8.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Security Transfer Agreement as of the date first above written.

COMPANY

SPOTITEARLY, INC.

By: /s/ Roi Ophir

Name:Roi Ophir

Title: Chairman of the Board

SPOTITEARLY ISR

SPOTITEARLY LTD.

By: /s/ Udi Bobrovsky

Name: Udi Bobrovsky

Title: Chief Operating Officer

[Signature page – Security Transfer Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Security Transfer Agreement as of the date first above written.

SECURITYHOLDERS

/s/ Roi Ophir	/s/ Ohad Sharon
Roi Ophir	Ohad Sharon

/s/ Ariel Ben Dayan	/s/ Ariel Ben Dayan
Ariel Ben Dayan	Ariel Ben Dayan Entrepreneurship and
Investment Ltd.

/s/ Yossi Melamed	/s/ Assaf Rabinowicz
Yossi Melamed	Assaf Rabinowicz

/s/ Geoffrey M. Mason	/s/ Geoffrey M. Mason
The Sidney W. Swartz	The Sidney W. Swartz 2007
1982 Family Trust A f/b/o Jeffrey Swartz	Investment Nominee Trust
Name: Geoffrey M. Mason	Name: Geoffrey M. Mason
Title: Trustee	Title: Trustee

/s/ Patrick Rosenbaum	/s/ Erez Zelnik
Cybernetics Holdings Limited	Naska Medical, Limited Partnership
Name: Patrick Rosenbaum	Name: Erez Zelnik
Title: Director	Title: CEO

/s/ Chen Inbar	/s/ Noam Shamir
Chen Inbar	Global N.T.M Ltd.
Name: Noam Shamir
Title: Chief Financial Officer

/s/ Shmuel Weiss	/s/ Shmuel Weiss
EYSY Consulting and Assets Ltd.	Shmuel Weiss
Name: Shmuel Weiss
Title: Director

/s/ Michael Eisenberg	/s/ Ido Nouberger
Michael Eisenberg	ValueBase Ltd.
Name: Ido Nouberger
Title: Chief Executive Officer

/s/ Harel Wiesel	/s/ Ido Nouberger
Harel Eliezer Wiesel (by proxy of Value Base Ltd.)	Ido Nouberger (by proxy of Value Base Ltd.)

/s/ Danny Rimoni	/s/ Zeev Feldman
Dan Rimoni (by proxy of Value Base Ltd.)	Arya Trust Property Holdings
Company Ltd. for the benefit of
Avishai Abrahami
Name: Zeev Feldman
Title: Director

/s/ Nadav Abrahami	/s/ Nir Zohar
Nadav Abrahami	Nir Zohar

/s/ Omer Shai	/s/ Alon Lifschitz
Omer Shai	HANACO II L.P.
Name: Alon Lifschitz
Title: Partner

/s/ Michael Salkind	/s/ Yifat Zivony
Michael Salkind	Yifat Zivony

/s/ Revital Rosenfeld	/s/ Sunny Sassoon
Revital Rosenfeld	Sunny Sassoon
Name: Sunny Sassoon
Title: Chief Executive Officer

/s/ Ran Shaham	/s/ Yair Lowenstien
Altshuler Shaham Investment House Ltd.	Lowenstien Yair Holdings
Name: Ran Shaham	Name: Yair Lowenstien
Title: Manage	Title: Chief Executive Officer

/s/ Sinclair Haberman	/s/ Mitchell Julis
Julis-Hilgard Holdings, LLC	Mitchell and Linda Joleen Julis 1995 Trust
Name: Sinclair Haberman	Name: Mitchell Julis
Title: Independent Trustee	Title: Trustee

/s/ Steven Heilborn	/s/ Oded Meirov
Steven Heilborn	B.Y.M More Investment House
Name: Oded Meirov
Title: Partner

/s/ Oded Meirov	/s/ Rongfred Koletschka
Chaim Levine	V Ventures
Name: Rongfred Koletschka
Title: Director

/s/ Humberto Goncalves	/s/ Salim Hilwy
Menomedin Holdings AG Ltd.	Menomadin Fountation for Social Impact
Name: Humberto Goncalves	Name: Salim Hilwy
Title: Director	Title: Chief Financial Officer

/s/ Tzuika Bernstein	/s/ Tzuika Bernstein
IBI Trust Management in Trust for Assaf Rabinowicz	IBI Trust Management in Trust for Revital Rosenfield
Name: Tzuika Bernstein	Name: Tzuika Bernstein
Title: Managing Partner	Title: Managing Partner

/s/ Tzuika Bernstein
IBI Trust Management in Trust for Yifat Zivoni
Name: Tzuika Bernstein
Title: Managing Partner

[Signature page – Security Transfer Agreement]

EXHIBIT A

List of Securityholders

Shareholders

Securityholder	Address	Type and Number of ISR Shares	Type and Number of New Securities
Roi Ophir	Ben Shaprut 19, Tel Aviv	2,752,775 Ordinary Shares	2,752,775 Shares of Common Stock
		257,122 Series Seed-1 Preferred Shares	257,122 Series Seed-1 Preferred Stocks
Ohad Sharon	Hamaapil 435	2,539,241 Ordinary Shares	2,539,241 Shares of Common Stock
Ariel Ben Dayan	Igal Alon 9, Kiryat Ono	2,752,775 Ordinary Shares	2,752,775 Shares of Common Stock
Ariel Ben Dayan Entrepreneurship and Investment Ltd.	Igal Alon 9, Kiryat Ono	135,327 Series Seed-1 Preferred Shares	135,327 Series Seed-1 Preferred Stocks
Yossi Melamed	Harei Edom 28b, Rehovot	156,337 Ordinary Shares	156,337 Shares of Common Stock
Assaf Rabinowicz	Bialik 15, Bat-Yam	57,196 Ordinary Shares	57,196 Shares of Common Stock
The Sidney W. Swartz 2007 Investment Nominee Trust	800 Boylston Street, Boston, MA 02199	87,442 Series Seed Preferred Shares	87,442 Series Seed Preferred Stocks
		669,588 Series Seed-1 Preferred Shares	669,588 Series Seed-1 Preferred Stocks
The Sidney W. Swartz 1982 Family Trust A f/b/o Jeffrey Swartz	800 Boylston Street, Boston, MA 02199	87,442 Series Seed Preferred Shares	87,442 Series Seed Preferred Stocks
		338,318 Series Seed-1 Preferred Shares	338,318 Series Seed-1 Preferred Stocks
Cybernetics Holdings Limited	Seychelle	451,091 Series Seed-1 Preferred Shares	451,091 Series Seed-1 Preferred Stocks
Naska Medical, Limited Partnership	Bialik Blvd. 64, Ramat HaSharon	451,091 Series Seed-1 Preferred Shares	451,091 Series Seed-1 Preferred Stocks
Chen Inbar	Bialik 15, Bat-Yam	119,821 Series Seed-1 Preferred Shares	119,821 Series Seed-1 Preferred Stocks
Global N.T.M Ltd.	Masada 7, Bnei Brak	451,091 Series Seed-1 Preferred Shares	451,091 Series Seed-1 Preferred Stocks
EYSY Consulting and Assets Ltd.	Derech Menachem Begin 121, Tel Aviv	225,546 Series Seed-1 Preferred Shares	225,546 Series Seed-1 Preferred Stocks
Shmuel Weiss	Dagan 1, Savyon	225,545 Series Seed-1 Preferred Shares	225,545 Series Seed-1 Preferred Stocks
Michael Eisenberg	Ha Matsor 6, Jerusalem	58,295 Series Seed Preferred Shares	58,295 Series Seed Preferred Stocks
		225,545 Series Seed-1 Preferred Shares	225,545 Series Seed-1 Preferred Stocks
ValueBase Ltd.	Yehuda Halevi 23, Tel Aviv	225,545 Series Seed-1 Preferred Shares	225,545 Series Seed-1 Preferred Stocks
Harel Eliezer Wiesel	HaGiva 62, Savyon	225,545 Series Seed-1 Preferred Shares	225,545 Series Seed-1 Preferred Stocks
Ido Nouberger	HaRimon 11, Ramat HaSharon	225,545 Series Seed-1 Preferred Shares	225,545 Series Seed-1 Preferred Stocks
Dan Rimoni	HaShikma 41, Savyon	225,545 Series Seed-1 Preferred Shares	225,545 Series Seed-1 Preferred Stocks
Arya Trust Property Holdings Company Ltd. for the benefit of Avishai Abrahami	Dizengoff 61, Tel Aviv	112,773 Series Seed-1 Preferred Shares	112,773 Series Seed-1 Preferred Stocks
Nadav Abrahami	Ve'Idat Katowits 37a, Tel Aviv	112,773 Series Seed-1 Preferred Shares	112,773 Series Seed-1 Preferred Stocks
Nir Zohar	Hadasa 6, Tel Aviv	112,773 Series Seed-1 Preferred Shares	112,773 Series Seed-1 Preferred Stocks
Omer Shai	HaShomron 5, Ramat HaSharon	112,773 Series Seed-1 Preferred Shares	112,773 Series Seed-1 Preferred Stocks
Hanaco II L.P.	Cayman Islands	2,976,570 Series Seed Preferred Shares	2,976,570 Series Seed Preferred Stocks
Michael Salkind	HaGderot 53, Savyon	192,045 Series Seed Preferred Shares	192,045 Series Seed Preferred Stocks

SAFE HOLDERS

Securityholder	Address	Investment Amount	Date of Execution of SAFE
Hanaco II LP	Cayman Islands	SAFE 2 – USD$1,000,000	September 8, 2022
		SAFE 3 - USD$750,000	April 22, 2023
		SAFE 4 – USD$1,500,000	December 12, 2024
Menomadin Foundation for Social Impact Ltd.		USD$1,750,000	September 1, 2022
Sunny Sassoon	9641 S. Santa Monica Blvd. Beverly Hills, CA 90210	SAFE 2 – USD$ 250,000	November 29, 2022
		SAFE 3 – USD$ 250,000	April 16, 2023
Altshuler Shaham invesments house Ltd.		USD$ 250,000	April 24, 2023
Lowenstien Yair Holdings		USD$ 250,000	April 24, 2023
Julis-Hilgard Holdings, LLC		USD$ 250,000	April 16, 2023
Mitchell and Linda Joleen Julis 1995 Trust		USD$ 250,000	April 16, 2023
Steven Heilborn		USD$ 625,000	March 9, 2023
B.Y.M More investment house		USD$ 400,000	June 26, 2023
Chaim Livne		USD$ 100,000	September 21, 2023
Menomedin holdings AG		SAFE 3 – USD$ 875,000	September 11, 2023
		SAFE 3 – USD$1,000,000	November 21, 2024
V Ventures		USD$ 1,000,000	November 30, 2023